UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2016
COWEN GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
599 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Estimated Unaudited Assets Under Management

The Company is disclosing to investors in the private investment funds that it manages that, as of September 1, 2016, the estimated unaudited amount of assets under management was approximately $13 billion, which reflects a net increase of approximately $0.42 billion since August 1, 2016. The Company’s estimate of assets under management is inclusive of performance for the month ended August 31, 2016 and capital flows as of September 1, 2016.

	August 1, 2016 (f)	Net Flows/Performance	September 1, 2016 (f)
Platform	(dollars in millions)
Hedge Funds (a) (b) (c)	$6,002	$427	$6,429
Alternative Solutions (a) (g)	2,557	(4)	2,553
Ramius Trading Strategies	89	(3)	85
Real Estate (a) (e)	1,586	(3)	1,583
Healthcare Royalty Partners (d) (e)	2,284	7	2,291
Other	28	—	28
Total	$12,547	$423	$12,969

(a)
The Company owns between 20% and 55% of the general partners, investment managers or managing members of the real estate business, the activist business and the global macro business (the single strategy hedge funds), the alternative solutions business and the equity long/short business. We do not possess unilateral control over any of the foregoing business. The Company owns 100% of the investment manager of the event-driven business.

(b)	Includes approximately $606 million of committed but undrawn capital that will only be charged fees when invested.

(c)
These amounts include the Company's invested capital of approximately $174.3 million and $173.1 million as of September 1, 2016, and August 1, 2016, respectively (including investments in both a registered investment company and an “Undertakings for Collective Investment Trust” (or UCITs fund), each of which pursues a hedge fund-style strategy).

(d)	These amounts include the Company's invested capital of approximately $18.3 million and $18.5 million as of September 1, 2016, and August 1, 2016, respectively.

(e)	This amount reflects committed capital.

(f)	Net performance is net of all management and incentive fees and includes the effect of any foreign exchange translation adjustments and leverage in certain funds.

(g)
On September 23, 2016 the Company completed the previously announced sale of its interest in the Alternative Solutions business, thereby reducing the Company’s estimated assets under management by approximately $2.5 billion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: September 28, 2016        By: _/s/ Owen S. Littman
Name:    Owen S. Littman
Title:     General Counsel